SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 3) *

Full Truck Alliance Co. Ltd.

(Name of Issuer)

Class A Ordinary Shares, par value $0.00001 per share

(Title of Class of Securities)

35969L108**

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American Depositary Shares (“ADSs”). One ADS represents 20 Class A ordinary shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON HSG VENTURE V HOLDCO I, LTD. (“HSG VENTURE V HOLDCO I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 499,188,8201
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 499,188,8201

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 499,188,8201
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%2
12	TYPE OF REPORTING PERSON OO

1	Represented by 24,959,441 American Depositary Shares.
2

Based on a total of 19,091,365,934 shares of Class A ordinary shares outstanding as of December 31, 2022 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2022, as filed with the Securities and Exchange Commission on April 19, 2023.

1	NAME OF REPORTING PERSON HONGSHAN CAPITAL VENTURE FUND V, L.P. (“HONGSHAN CAPITAL VENTURE FUND V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 499,188,8201, of which 499,188,820 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 499,188,8201, of which 499,188,820 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 499,188,8201
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%2
12	TYPE OF REPORTING PERSON PN

1	Represented by 24,959,441 American Depositary Shares.
2

Based on a total of 19,091,365,934 shares of Class A ordinary shares outstanding as of December 31, 2022 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2022, as filed with the Securities and Exchange Commission on April 19, 2023.

1	NAME OF REPORTING PERSON HSG VENTURE V MANAGEMENT, L.P. (“HSG VENTURE V MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

499,188,8201, of which 499,188,820 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

499,188,8201, of which 499,188,820 shares are directly owned by HSG VENTURE V HOLDCO I. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 499,188,8201
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%2
12	TYPE OF REPORTING PERSON PN

1	Represented by 24,959,441 American Depositary Shares.
2

Based on a total of 19,091,365,934 shares of Class A ordinary shares outstanding as of December 31, 2022 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2022, as filed with the Securities and Exchange Commission on April 19, 2023.

1	NAME OF REPORTING PERSON HSG GROWTH IV HOLDCO A, LTD. (“HSG GROWTH IV HOLDCO A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 54,436,4401
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 54,436,4401

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,436,4401
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%2
12	TYPE OF REPORTING PERSON OO

1	Represented by 2,721,822 American Depositary Shares.
2

Based on a total of 19,091,365,934 shares of Class A ordinary shares outstanding as of December 31, 2022 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2022, as filed with the Securities and Exchange Commission on April 19, 2023.

1	NAME OF REPORTING PERSON HONGSHAN CAPITAL GROWTH FUND IV, L.P. (“HONGSHAN CAPITAL GROWTH FUND IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 54,436,4401, of which 54,436,440 shares are directly owned by HSG GROWTH IV HOLDCO A. The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 54,436,4401, of which 54,436,440 shares are directly owned by HSG GROWTH IV HOLDCO A. The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,436,4401
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%2
12	TYPE OF REPORTING PERSON PN

1	Represented by 2,721,822 American Depositary Shares.
2

Based on a total of 19,091,365,934 shares of Class A ordinary shares outstanding as of December 31, 2022 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2022, as filed with the Securities and Exchange Commission on April 19, 2023.

1	NAME OF REPORTING PERSON HSG GROWTH IV MANAGEMENT, L.P. (“HSG GROWTH IV MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

54,436,4401, of which 54,436,440 shares are directly owned by HSG GROWTH IV HOLDCO A. The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV. The General Partner of HONGSHAN CAPITAL GROWTH FUND IV is HSG GROWTH IV MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

54,436,4401, of which 54,436,440 shares are directly owned by HSG GROWTH IV HOLDCO A. The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV. The General Partner of HONGSHAN CAPITAL GROWTH FUND IV is HSG GROWTH IV MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,436,4401
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%2
12	TYPE OF REPORTING PERSON PN

1	Represented by 2,721,822 American Depositary Shares.
2

Based on a total of 19,091,365,934 shares of Class A ordinary shares outstanding as of December 31, 2022 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2022, as filed with the Securities and Exchange Commission on April 19, 2023.

1	NAME OF REPORTING PERSON HSG HOLDING LIMITED (“HSG HOLDING”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

553,625,2601, of which 499,188,820 shares are directly owned by HSG VENTURE V HOLDCO I and 54,436,440 shares are directly owned by HSG GROWTH IV HOLDCO A. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of HONGSHAN CAPITAL GROWTH FUND IV is HSG GROWTH IV MANAGEMENT. The General Partner of each of HSG VENTURE V MANAGEMENT and HSG GROWTH IV MANAGEMENT is HSG HOLDING.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

553,625,2601, of which 499,188,820 shares are directly owned by HSG VENTURE V HOLDCO I and 54,436,440 shares are directly owned by HSG GROWTH IV HOLDCO A. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of HONGSHAN CAPITAL GROWTH FUND IV is HSG GROWTH IV MANAGEMENT. The General Partner of each of HSG VENTURE V MANAGEMENT and HSG GROWTH IV MANAGEMENT is HSG HOLDING.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,625,2601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9%2
12	TYPE OF REPORTING PERSON OO

1	Represented by 27,681,263 American Depositary Shares.
2

Based on a total of 19,091,365,934 shares of Class A ordinary shares outstanding as of December 31, 2022 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2022, as filed with the Securities and Exchange Commission on April 19, 2023.

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP CHINA ENTERPRISES”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

553,625,2601, of which 499,188,820 shares are directly owned by HSG VENTURE V HOLDCO I and 54,436,440 shares are directly owned by HSG GROWTH IV HOLDCO A. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of HONGSHAN CAPITAL GROWTH FUND IV is HSG GROWTH IV MANAGEMENT. The General Partner of each of HSG VENTURE V MANAGEMENT and HSG GROWTH IV MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

553,625,2601, of which 499,188,820 shares are directly owned by HSG VENTURE V HOLDCO I and 54,436,440 shares are directly owned by HSG GROWTH IV HOLDCO A. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of HONGSHAN CAPITAL GROWTH FUND IV is HSG GROWTH IV MANAGEMENT. The General Partner of each of HSG VENTURE V MANAGEMENT and HSG GROWTH IV MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,625,2601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9%2
12	TYPE OF REPORTING PERSON OO

1	Represented by 27,681,263 American Depositary Shares.
2

Based on a total of 19,091,365,934 shares of Class A ordinary shares outstanding as of December 31, 2022 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2022, as filed with the Securities and Exchange Commission on April 19, 2023.

1	NAME OF REPORTING PERSON URM MANAGEMENT LIMITED (“URM MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 143,4801
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 143,4801

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,4801
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON OO

1	Represented by 7,174 American Depositary Shares.
2

Based on a total of 19,091,365,934 shares of Class A ordinary shares outstanding as of December 31, 2022 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2022, as filed with the Securities and Exchange Commission on April 19, 2023.

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

553,768,7401, of which 499,188,820 shares are directly owned by HSG VENTURE V HOLDCO I, 54,436,440 shares are directly owned by HSG GROWTH IV HOLDCO A and 143,480 shares are directly owned by URM MANAGEMENT. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of HONGSHAN CAPITAL GROWTH FUND IV is HSG GROWTH IV MANAGEMENT. The General Partner of each of HSG VENTURE V MANAGEMENT and HSG GROWTH IV MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES and URM MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

553,768,7401, of which 499,188,820 shares are directly owned by HSG VENTURE V HOLDCO I, 54,436,440 shares are directly owned by HSG GROWTH IV HOLDCO A and 143,480 shares are directly owned by URM MANAGEMENT. The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGEMENT. The General Partner of HONGSHAN CAPITAL GROWTH FUND IV is HSG GROWTH IV MANAGEMENT. The General Partner of each of HSG VENTURE V MANAGEMENT and HSG GROWTH IV MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES and URM MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,768,7401
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9%2
12	TYPE OF REPORTING PERSON IN

1	Represented by 27,688,437 American Depositary Shares.
2

Based on a total of 19,091,365,934 shares of Class A ordinary shares outstanding as of December 31, 2022 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2022, as filed with the Securities and Exchange Commission on April 19, 2023.

ITEM 1.

(a) Name of Issuer:

Full Truck Alliance Co. Ltd.

(b) Address of Issuer’s Principal Executive Offices:

No. 123 Kaifa Avenue	Wanbo Science and Technology Park, 20
Economic and Technical Development Zone,	Fengxin Road
Guiyang	Yuhuatai District, Nanjing
Guizhou 550009	Jiangsu 210012
People’s Republic of China	People’s Republic of China

ITEM 2.

(a) Name of Persons Filing:

HSG Venture V Holdco I, Ltd.

HongShan Capital Venture Fund V, L.P.

HSG Venture V Management, L.P.

HSG Growth IV Holdco A, Ltd.

HongShan Capital Growth Fund IV, L.P.

HSG Growth IV Management, L.P.

HSG Holding Limited

SNP China Enterprises Limited

URM Management Limited

Neil Nanpeng Shen

The sole shareholder of HSG VENTURE V HOLDCO I is HONGSHAN CAPITAL VENTURE FUND V. The General Partner of HONGSHAN CAPITAL VENTURE FUND V is HSG VENTURE V MANAGAEMENT. The General Partner of HSG VENTURE V MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

The sole shareholder of HSG GROWTH IV HOLDCO A is HONGSHAN CAPITAL GROWTH FUND IV. The General Partner of HONGSHAN CAPITAL GROWTH FUND IV is HSG GROWTH IV MANAGEMENT.The General Partner of HSG GROWTH IV MANAGEMENT is HSG HOLDING. HSG HOLDING is wholly owned by SNP CHINA ENTERPRISES. NS wholly owns SNP CHINA ENTERPRISES.

NS wholly owns URM MGMT.

(b) Address of Principal Business Office or, if none, Residence:

Suite 3613, 36/F, Two Pacific Place

88 Queensway

Hong Kong

(c) Citizenship:

HSG VENTURE V HOLDCO I, HONGSHAN CAPITAL VENTURE FUND V, HSG VENTURE V MANAGEMENT, HSG GROWTH IV HOLDCO A, HONGSHAN CAPITAL GROWTH FUND IV, HSG GROWTH IV MANAGEMENT, HSG HOLDING, URM MGMT: Cayman Islands

SNP CHINA ENTERPRISES: British Virgin Islands

NS: Hong Kong SAR

(d) CUSIP Number:

35969L108

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4. OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Solely with respect to securities of Full Truck Alliance Co. Ltd., the Reporting Persons may be deemed to constitute a “group” for purposes of Rule 13(d)(3) of the Act with SC US (TTGP), Ltd. and certain of its affiliates. The Reporting Persons disclaim beneficial ownership of any securities beneficially owned by SC US (TTGP), Ltd. or its affiliates.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10. CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

HSG Venture V Holdco I, Ltd.

By: HongShan Capital Venture Fund V, L.P., its sole shareholder

By: HSG Venture V Management, L.P., its General Partner

By: HSG Holding Limited, its General Partner

By: SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HongShan Capital Venture Fund V, L.P.

By:	HSG Venture V Management, L.P., its General Partner

By:	HSG Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HSG Venture V Management, L.P.

HSG Holding Limited, its General Partner

SNP China Enterprises Limited, its sole owner

/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HSG Growth IV Holdco A, Ltd.

By:	HongShan Capital Growth Fund IV, L.P., its sole shareholder

By:	HSG Growth IV Management, L.P., its General Partner

By:	HSG Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HongShan Capital Growth Fund IV, L.P.

By:	HSG Growth IV Management, L.P., its General Partner

By:	HSG Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HSG Growth IV Management, L.P.

By:	HSG Holding Limited, its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

HSG Holding Limited

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

URM Management Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen